        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1997
                                                       REGISTRATION NO. 33-76414
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
       REGISTRATION STATEMENT ON FORM S-1 UNDER THE SECURITIES ACT OF 1933


                           ARIAD PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                     8731                         22-3106987
(State or other jurisdiction of incorporation or    (Primary Standard Industrial           (I.R.S. Employer
                 organization)                       Classification Code Number)         Identification Number)

                              26 LANDSDOWNE STREET
                       CAMBRIDGE, MASSACHUSETTS 02139-4234
                                 (617) 494-0400

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JAY R. LAMARCHE
            SENIOR VICE PRESIDENT, FINANCE & CHIEF FINANCIAL OFFICER
                           ARIAD PHARMACEUTICALS, INC.
                              26 LANDSDOWNE STREET
                       CAMBRIDGE, MASSACHUSETTS 02139-4234
                                 (617) 494-0400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:
                                 MARK S. BERGMAN
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                2,125,225 SHARES
                                 OF COMMON STOCK
                       ISSUABLE UPON EXERCISE OF WARRANTS

                           ARIAD PHARMACEUTICALS, INC.


                     --------------------------------------

ARIAD Pharmaceuticals, Inc., a Delaware corporation (the "Company" or "ARIAD"), is offering (the "Offering") up to 2,125,225 shares (the "Shares") of its Common Stock, par value $0.001 per share ("Common Stock"), issuable upon the exercise of outstanding warrants to purchase Common Stock ("Warrants"). The Common Stock and the Warrants are listed on the Nasdaq National Market under the trading symbols "ARIA" and "ARIAW", respectively.

Each Warrant entitles the holder thereof to purchase one share of Common Stock at a purchase price of $8.40 per share, subject to certain adjustments (the "Exercise Price"). The Exercise Price and the number of shares of Common Stock issuable upon exercise of each Warrant are subject to adjustment upon the occurrence of certain events, as described in and governed by the Warrant Agreement, dated May 27, 1994, between the Company and State Street Bank and Trust Company (the "Warrant Agreement"). Prior to the purchase of Common Stock upon the exercise of a Warrant, the holder of a Warrant will have none of the rights or privileges of a stockholder of the Company. The Shares of Common Stock are offered hereunder in accordance with the Warrant Agreement on a continuous basis until, with certain exceptions, 5:00 p.m., New York City time, on May 20, 1999, the expiration date of the Warrants.


                     --------------------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

The sale of the Shares has not been registered or qualified by the Company under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities law of the states in which such transactions occur, or the existence of any exemption from registration.


                     --------------------------------------

                  The date of this Prospectus is January , 1997

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements under the captions "Risk Factors" and "Use of Proceeds" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: uncertainty of product development; regulatory and technological uncertainty; future capital needs; history of losses; dependence on others; patents and proprietary rights; absence of manufacturing, marketing and sales; substantial competition and technological change; dependence on qualified personnel; uncertain availability of health care reimbursement; volatility of stock price; and other factors referenced in this Prospectus.
See "Risk Factors."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Prospectus.

1.   The Company's Annual Report on Form 10-K for the year ended December 31,
          1995.
2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.
3. The Company's Proxy Statement for its annual meeting of stockholders held on June 18, 1996 (other than the portions thereof identified as not deemed filed with the Commission);
4. The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 10 filed with the Commission on June 25, 1993, including all amendments and reports filed for the purpose of updating such description.

     All reports and documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus, any Prospectus supplement or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any Prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Jay R. LaMarche, Senior Vice President, Finance & Chief Financial Officer, at ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts, 02139, telephone (617) 494-0400.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission in Washington, D.C. Such reports, proxy materials and other information concerning the company filed in accordance with the Exchange Act and the Registration Statement of which this Prospectus forms a part and exhibits and schedules thereto may be inspected, without charge, at the public reference facility maintained at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and on request, at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site (address: http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the companies that file electronically with the Commission.

     A Registration Statement on Form S-3 (Registration No. 33-76414) (the "Registration Statement") has been filed by the Company with the Commission, with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Shares, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the Commission's offices as discussed above.

                                  RISK FACTORS

         An investment in the Common Stock offered hereby involves a high degree of risk. Investors should carefully consider all of the information contained in this Prospectus. Prospective investors should consider carefully the following risk factors, in addition to the other information presented in this Prospectus, before purchasing the Common Stock offered hereby.

EARLY STAGE OF THE COMPANY; ABSENCE OF PRODUCTS

         From its incorporation in April 1991 through March 1992, the Company was engaged principally in organizational activities, technology licensing and obtaining financing. Between March 1992 and April 1995, the Company raised an aggregate of approximately $68,950,000 in a series of private placements and its initial public offering. Substantially all of the Company's resources have been and for the foreseeable future will continue to be dedicated to the Company's research programs and the development of potential products. There can be no assurance that the Company's research will lead to the discovery of any products nor can there be any assurance that the Company will be successful in acquiring rights to new products or in developing products licensed or acquired from others. The Company currently has several compounds in research and development, none of which has entered human clinical trials. While the Company believes that the results attained to date support further research and development of these compounds, results attained in in vitro and in preclinical studies are not necessarily indicative of results that will be obtained in human clinical trials. The Company's drug candidates must progress through Phase II human clinical trials or beyond before the Company will have evidence of in vivo efficacy for such compounds.

         If any potential products are identified or acquired, they are likely to require significant additional research, development and preclinical testing and will require extensive clinical investigation prior to submission of any regulatory application for marketing authorization. In addition, any potential products will require substantial additional investment prior to commercialization. There can be no assurance that any such potential products will be developed successfully, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards and meet the requirements for regulatory approvals or be capable of being produced in commercial quantities at acceptable costs, or, if introduced, will be successfully marketed or achieve market acceptance.

REGULATORY AND TECHNOLOGICAL UNCERTAINTY

         The Company is engaged in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological change. New developments in molecular cell biology, molecular pharmacology, recombinant DNA technology and other pharmaceutical research processes are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of the Company's programs or products noncompetitive or obsolete.

         The Company's business strategy is based, in part, upon the application of emerging technologies to the development of biopharmaceutical products for the treatment of human diseases. The Company's potential products are subject to the risks of failure inherent in the development of therapeutic agents based on new technologies. These risks include the possibilities that the Company's approach to intracellular protein interactions and structure-based drug design will not be successful; that any or all of the Company's potential therapeutic agents will be found to be unsafe or ineffective, or otherwise fail to receive necessary regulatory clearances; that the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that proprietary rights of third parties will preclude the Company from marketing such products; or that third parties will market superior or equivalent products. As a result, there can be no assurance that the Company's research and development activities will result in any commercially viable product.

         The Company's approach to product development is based on the application of structure-based drug design to intracellular protein interactions and has not been used widely in drug development. There is, therefore, substantial risk that this approach will not prove to be successful. Moreover, the Company is applying this unproven approach to discover new treatments for a variety of diseases that are also the subject of research and development efforts by other companies. The Company's competitors may succeed in developing technologies or products that are more effective than those of the Company. Rapid technological change or developments by others may result in the Company's technology or proposed products becoming obsolete or noncompetitive. See " -- Substantial Competition and Technological Change."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; FIXED COMMITMENTS

         The Company will require substantial additional funding in order to continue its research and product development programs and preclinical testing and clinical investigation of its potential products, for operating expenses, for the pursuit of regulatory clearances and for establishing production and sales and marketing capabilities.

         The amounts and timing of the Company's expenditures and the Company's capital requirements will depend on numerous factors, including the progress of its research and development, the progress of preclinical testing and clinical investigation, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements and the availability and cost of additional equipment and instrumentation. Based on its currently planned research and product development programs, the Company anticipates that its cash reserves and other liquid assets plus other sources and interest income earned thereon should be adequate to satisfy its capital and operational requirements through mid - 1998. Thereafter, the Company will need to raise substantial additional funding. The Company's cash requirements may vary materially from those now planned because of results of research and development activities, the results of clinical investigation, if any, relationships with possible strategic partners, the acquisition of complementary products or related companies, changes in the direction of the Company's research and development programs, competitive and technological advances, the effectiveness of commercialization activities and arrangements, policies of the U.S. Food and Drug Administration (the "FDA") and non-U.S regulatory agencies and other factors.

         The Company has substantial fixed commitments under various research and licensing agreements, consulting and employment agreements, lease agreements and long-term debt instruments. Such fixed commitments currently aggregate in excess of $4.0 million per year and are likely to increase. The Company's loan agreements and equipment leases contain certain restrictive covenants that require the Company to maintain minimum levels of working capital, net worth and liquid assets.

         The Company intends to seek additional funding through public or private financings or collaborative or other arrangements with corporate partners or from other resources. There can be no assurance, however, that additional funding will be available when needed from any of these sources or will be available on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate one or more of its research and development programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself without relinquishing its rights thereto. To the extent the Company raises additional capital by issuing securities, dilution to the holders of Common Stock will result.

HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

         The Company has incurred significant operating losses since its inception in 1991, having accumulated a deficit of $53.5 million from its operations through September 30, 1996. Losses have resulted principally from costs incurred in research activities aimed at discovering and developing the Company's pharmaceutical product candidates. The Company currently has no product revenue, and there can be no assurance that it will be able to earn such revenue or that its operations will become profitable, even if it is able to commercialize any products.

         The Company will be required to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, are expected to result in substantial operating losses for at least the next several years. Revenues, if any, that the Company may receive in the next few years will be limited to payments under research or product development relationships that the Company has or may hereafter establish, payments under license agreements that the Company has or may hereafter enter into, research grants, and interest income. There can be no assurance, however, that the Company will be able to establish any such relationships or enter into any such license agreements. See "-- Dependence on Others; Collaborations." The Company's ability to achieve profitability will depend upon its ability to complete successfully the development of its potential products, to conduct clinical trials, to obtain required regulatory approvals and to manufacture and market its products or to enter into license agreements to undertake the foregoing on acceptable terms. In the event that the Company does enter into any future license agreements, such license agreements may adversely affect the Company's profit margins on its potential products. The Company may never achieve significant revenue or profitable operations.

DEPENDENCE ON OTHERS; COLLABORATIONS

         The Company's strategy for research, development and commercialization of its products is to rely, in part, upon various arrangements with corporate and academic collaborators, licensors, licensees and others and will therefore be dependent upon the success of these outside parties in performing their duties. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements that the Company deems necessary to develop or commercialize its products. There can be no assurance that such arrangements or other collaborations will be completed or will be successful, or that current or potential collaborators will not pursue treatments for other diseases or seek alternative means of developing treatments for the diseases targeted by collaborative programs with the Company. No assurance can be given that the Company will realize any revenues pursuant to such arrangements. The amount and timing of resources that the parties to such collaborative arrangements devote to these activities will not necessarily be within the control of the Company. There can be no assurance that such parties will perform their obligations as expected or that any additional revenues will be derived from such arrangements. If any of the Company's collaborators breaches or terminates its agreement with the Company or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaboration agreement may be delayed and the Company may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional resources to such development or commercialization, or such development or commercialization could be terminated. The termination or cancellation of collaborative arrangements could also adversely affect the Company's financial condition, intellectual property position and operations. In addition, disagreements between collaborators and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates, or could require or result in legal process or arbitration for resolution. These consequences could be time-consuming and expensive and could have material adverse effects on the Company.

LICENSES

         The Company has licenses (or options to obtain licenses) to technologies developed by various research institutes and universities. Pursuant to the terms of those licenses, the Company is obligated to exercise diligence in bringing potential products to market and to make certain milestone payments, which in some instances may be substantial. The Company is also obligated to make royalty payments on the sales, if any, on certain products based on the licensed technology. In addition, in some instances, the Company is responsible for the costs of filing and prosecuting patent applications. The licenses generally expire upon the earlier of a fixed term of years after the date of the license or the expiration of the applicable patents, if any. Each license is terminable by either party, upon notice, if the other party defaults in the performance of its material obligations.

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

         The Company's success depends on its ability to obtain patent protection for its products or processes both in the United States and other countries, to protect trade secrets, to operate without infringing upon the proprietary rights of others and to prevent others from infringing on the proprietary rights of the Company. Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the pharmaceutical industry places considerable importance on patent and trade secret protection for new technologies, products and processes.

         The Company intends to file applications in the United States and other countries as appropriate for patents covering both its products and processes. To date, the Company has filed 35 patent applications related to its technology that are now pending in the United States, certain of which have been filed internationally and one patent has been issued. In addition, the Company has obtained exclusive licenses from third parties to certain technology covered under two issued and 20 pending United States patent applications, and exclusive options on one additional issued United States patent and one patent application. The Company has also secured four nonexclusive technology licenses with certain institutions in support of its research programs. There can be no assurance that patents will issue from any of these applications or as to the breadth of protection that any such patents may afford the Company.

         The United States Patent and Trademark Office (the "USPTO") may request clinical data demonstrating efficacy of potential therapeutic agents. The need to provide such clinical data, if required, could delay or adversely affect the Company's ability to obtain patent protection for any of its potential products. A substantial number of patents have been applied for by, and issued to, other pharmaceutical and biotechnology companies, and other companies may have filed applications for patents, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company.

         Since patent applications in the United States are maintained in secrecy until patents based thereon issue, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications for such inventions. Further, there can be no assurance that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.

         The commercial success of the Company will depend, in part, on the Company neither infringing patents issued to others nor breaching any licenses governing the production, sale or use of the Company's products. There can be no assurance that the Company will be able to obtain a license to other technology that it may require or that, if obtainable, such technology can be licensed at a reasonable cost. Failure by the Company to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on the Company.

         Litigation, which could result in substantial cost to the Company, may also be necessary to enforce any patents issued to the Company and/or to determine the scope and validity of others' proprietary rights, in either case in judicial or administrative proceedings. In addition, to determine the priority of inventions, the Company may have to participate in interference proceedings declared by the USPTO or in opposition, nullity or other proceedings before foreign agencies with respect to any of its existing patent applications or any future patents or applications, which could result in substantial cost to the Company. Further, the Company may have to participate at substantial cost in International Trade Commission proceedings to block importation of goods that compete unfairly with products of the Company or be subject to International Trade Commission proceedings brought by others.

         A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies or patent applications. Such conflict could limit the scope of the patents, if any, that the Company may be able to obtain or result in the denial of the Company's patent applications. In addition, if patents that cover the Company's activities are issued to other companies, there can be no assurance that the Company would be able to obtain licenses to the rights contained under these patents at a reasonable cost or be able to develop or obtain alternative technology. For example, the Company believes that the successful development of its gene therapy program may depend, in part, on its ability to obtain licenses to patents and proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company. If the Company does not obtain such licenses, it could encounter delays in product market introductions, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

         The Company relies, in part, on unpatented trade secrets and proprietary know-how. However, trade secrets are difficult to protect. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that such trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. In an effort to protect its trade secrets, the Company has entered into confidentiality agreements with its collaborators, employees and consultants. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements generally provide that all inventions conceived by the employee are the exclusive property of the Company. There can be no assurance that these agreements will not be breached or that the Company would have adequate remedies for any breach.

         The Company has licensed rights to certain unpatented technology from research institutions to which it is obligated to pay royalties if it develops products based upon the licensed technology. Although the Company holds a number of exclusive options to certain technologies, these options are subject to negotiation (upon exercise of the relevant options) of satisfactory terms. There can be no assurance that terms satisfactory to the Company can be negotiated.

GOVERNMENT REGULATION AND PRODUCT APPROVAL

         The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements on the testing, manufacturing and marketing of pharmaceutical products through lengthy and detailed laboratory testing and clinical investigation, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes a number of years and varies substantially based upon the type, complexity and novelty of the pharmaceuticals products. To date, no compound being evaluated by the Company has been submitted for FDA or other regulatory approval, and the Company cannot predict when it might submit products, if any, for FDA or other regulatory approval. The Company's policy is to conduct its research activities in compliance with the guidelines of the National Institutes of Health for research involving recombinant DNA molecules.

         The effect of government regulations may be to delay marketing of new products of the Company for a considerable or indefinite period of time, to impose costly procedures upon the Company's activities, to impose substantial user fees and to furnish a competitive advantage to larger companies that compete with the Company. If and when the Company submits compounds for FDA approval, it is expected to take several years before such approval is obtained, if at all. There can be no assurance that FDA or other regulatory approvals for any products developed by the Company will be granted on a timely basis, if at all. The FDA's policies may change, and additional government regulations may be promulgated that could prevent or delay regulatory approval of the Company's products. Any such delay in obtaining, or failure to obtain, such approvals would adversely affect the marketing of the Company's products and its ability to generate product revenue. Moreover, increased attention to the containment of health care costs in the United States could result in new government regulations that could have a material adverse effect on the Company's business. The Company is unable to predict the likelihood of adverse regulation that might arise from legislative or administrative action, either in the United States or abroad.

NO MANUFACTURING, MARKETING, SALES, CLINICAL INVESTIGATION OR REGULATORY COMPLIANCE ACTIVITIES

         The Company has no history of manufacturing, marketing or product sales and has not invested in manufacturing, marketing or product sales resources. In view of the early stage of the Company and its research and development programs, the Company has predominantly hired research scientists and a small administrative staff. The Company expects to independently manufacture, package, label and distribute its potential products or to establish arrangements with third parties to perform some or all of these functions. If the Company is unable to manufacture or contract for a sufficient supply of its potential therapeutic agents on acceptable terms, the Company's preclinical testing and clinical investigation activities may be delayed, resulting in the delay of submission of products for regulatory approval, which may have a material adverse effect on the Company. If the Company chooses to contract for manufacturing services and encounters delays or difficulties in establishing relationships with manufacturers to produce, package and distribute its finished pharmaceutical products, if any, market introduction and subsequent sales of such products would be adversely affected. Further, if it develops pharmaceutical products that it determines to commercialize itself, the Company will need to hire additional personnel skilled in the clinical investigation and regulatory compliance process and in marketing and product sales. There can be no assurance, however, that it will be able to acquire such resources or personnel. Contract manufacturers that the Company may use must adhere to the Good Manufacturing Practices ("GMP") regulations prescribed by the FDA. If the Company were to manufacture its own products, it would be required to adhere to GMP regulations. There can be no assurance that the Company will successfully manufacture or market any product it may develop, either independently or pursuant to joint venture, sublicensing or other manufacturing or marketing arrangements, if any, with third parties. There can be no assurance that such third-party arrangements can be successfully negotiated or that such arrangements will be on commercially reasonable terms. To the extent that the Company arranges with third parties to manufacture or market its products, if any, the success of such products may depend on the efforts of such third parties. The Company's potential dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and deliver such products on a timely and competitive basis. Should the Company decide to manufacture its own products, the Company will be subject to the risks and delays or difficulties inherent in the manufacturing process and would require substantial additional capital.

SUBSTANTIAL COMPETITION AND TECHNOLOGICAL CHANGE

         Many companies, both public and private, including well-known pharmaceutical companies, chemical companies and specialized biotechnology companies, are engaged in developing pharmaceutical and biotechnological products for human therapeutic applications. Some of these companies are engaged in research and product development based on structure-based drug design and intracellular protein interactions.

Many of these companies have substantially greater capital, research and development and human resources and experience than the Company and represent significant long-term competition for the Company. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and clinical investigation of new pharmaceutical products and obtaining FDA and other regulatory approvals. Furthermore, if the Company develops any product and is permitted to commence commercial sales thereof, it will also be competing with companies that have greater resources and experience in manufacturing, marketing and sales. The Company has no history of performance in these areas. Other companies may succeed in developing products that are more effective or less costly than any that may be developed by the Company and may also prove to be more successful than the Company in production and marketing. The pharmaceutical industry is characterized by extensive research efforts and rapid technological change. New developments are expected to continue, and there can be no assurance that discoveries by others will not render the Company's programs or potential products noncompetitive. Competition may increase further as a result of the potential advances in the commercial applicability of genetic engineering, as well as other technologies, and greater availability of capital for investment in these fields.

DEPENDENCE ON QUALIFIED PERSONNEL

         Because of the specialized scientific nature of the Company's business, the Company's success is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. The loss of Dr. Harvey J. Berger, Chairman, President and Chief Executive Officer, Dr. Joan S. Brugge, Senior Vice President, Exploratory Research and Scientific Director , Dr. Michael Gilman, Senior Vice President, Drug Discovery and Scientific Director, ARIAD Gene Therapeutics, Inc. or Dr. Manfred Weigele, Senior Vice President, Physical and Chemical Sciences, would be detrimental to the Company. Although the Company has entered into employment agreements with each of these individuals, there can be no assurance that these employees will remain with the Company. The Company has an employment agreement with Dr. Berger that extends to December 1999, an employment agreement with Dr. Brugge that extends to December 1997, an employment agreement with Dr. Weigele that extends to December 1997 and employment agreements with other executive officers that also extend to December 1997. Although such employment agreements provide for the protection of the Company's proprietary rights in its research and development, any of these individuals may terminate their employment upon the termination of their employment agreement. In addition, Dr. Berger's employment agreement allows Dr. Berger to terminate his employment with the Company in certain circumstances.

         The Company is currently recruiting additional qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. The Company's planned activities will require additional expertise in areas such as research, development, preclinical testing, clinical investigation, regulatory affairs, manufacturing, marketing and product sales. Such activities will require the addition of new personnel, including management and the development of additional expertise by existing personnel. Loss of the services of or failure to recruit additional key scientific and technical personnel would be detrimental to the Company's research and development programs and business.

         The Company is also dependent upon consultants and advisors, including its scientific advisors, to assist in formulating its research and development strategy. All members of the Company's Board of Scientific and Medical Advisors are employed on a full-time basis by entities other than the Company, primarily by academic or research institutions, and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to the Company. Accordingly, such advisors generally devote only a limited portion of their time to the Company. Any inventions or processes discovered independently by any such advisor may not become the property of the Company and could remain the property of such person or of such person's employer.

RISK OF PRODUCT LIABILITY

         The Company's business exposes it to potential product liability risks inherent in the testing, manufacturing and marketing of human therapeutic products, and there can be no assurance that the Company will be able to avoid significant product liability exposure. The Company does not currently have any product liability insurance, and there can be no assurance that it will be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products developed by the Company. Furthermore, a product liability related claim or recall could have a material adverse effect on the business or financial condition of the Company.

HAZARDOUS AND RADIOACTIVE MATERIALS; ENVIRONMENTAL MATTERS

         The Company's research and development activities involve the controlled use of hazardous and radioactive materials, such as toxins, chemicals, viruses and various radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state, local and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations and currently does not expect to make material capital expenditures for environmental control facilities in the near-term, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, or any assurance that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS; UNCERTAIN AVAILABILITY OF HEALTH CARE REIMBURSEMENT

         The Company's business may be materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, there has been an increasing emphasis on managed care in the United States which has and will continue to put pressure on pharmaceutical pricing. Other comprehensive health care reform proposals have been or are expected to be introduced by others in Congress. Such proposals, if adopted, could decrease the price that the Company receives for any products it may develop and sell in the future. Although the Company cannot predict whether any such legislative initiatives or regulatory reform proposals will be adopted, there can be no assurance that such initiatives or proposals will not have an adverse effect upon the Company. In addition, there have been a number of federal and state proposals to subject the pricing of health care products and services to government control. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reforms, and no assurance can be given that any such reforms will not have an adverse effect on the Company. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other pharmaceutical companies that are prospective collaborators for certain of the Company's potential products, the Company's ability to commercialize its potential products may be adversely affected.

         The Company's ability to commercialize pharmaceutical products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and others. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that adequate third-party insurance coverage will be available to patients to allow the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new therapies. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and other regulatory agencies and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the agency has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's therapeutic products, the market acceptance of these products would be adversely affected.

CONTROL BY MANAGEMENT AND CERTAIN STOCKHOLDERS

         As of September 30, 1996, directors and officers of the Company and certain principal stockholders and their affiliates beneficially owned in the aggregate shares representing approximately 30.5% of the outstanding shares of Common Stock. Accordingly, they have the ability to influence significantly the election of the Company's directors and otherwise control the Company. The voting power of these holders may discourage or prevent any proposed takeover of the Company pursuant to a tender offer unless the terms thereof are satisfactory to such holders. Another obstacle to any proposed attempt to gain control of the Company is the division of the Board of Directors into three classes, each of which will serve for three years, with one class being elected each year. This could inhibit dissenters or potential acquirors from gaining control of the Board until there have been at least two annual meetings of stockholders.

WARRANTS AND STATE BLUE SKY REGISTRATION REQUIRED IN CONNECTION WITH EXERCISE OF WARRANTS

         The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if such shares of Common Stock are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdiction in which the various holders of Warrants reside. The Warrants and/or Common Stock may be of less value and the market for the Warrants and/or Common Stock may be limited if such shares of Common Stock are not qualified or exempt from qualification in the jurisdictions in which the holders reside.

VOLATILITY OF STOCK PRICE

         The market price of the Common Stock, like that of the securities of many other biotechnology companies, is likely to be highly volatile. Factors such as the results of preclinical studies and clinical trials by the Company or its competitors, other evidence of the safety or efficacy of pharmaceutical products of the Company or its competitors, announcements of technological innovations or new therapeutic products by the Company or its competitors, governmental regulation, healthcare legislation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results and market conditions for life science stocks in general could have a significant impact on the future price of the Common Stock and the relative volatility of such market price.

                                   THE COMPANY

         The Company was incorporated under the laws of Delaware in April 1991, and is engaged in the discovery and development of novel pharmaceuticals based on intracellular signaling technology. The Company has established highly integrated capabilities in functional genomics, molecular cell biology, structure-based drug design, combinatorial chemistry and pharmacology. The Company is developing small-molecule drugs that block signal transduction pathways in cells responsible for osteoporosis, immune and inflammatory diseases. In addition, the Company has developed a system to control signal transduction pathways for the regulation of therapeutic protein production in gene therapy. The Company's executive offices are located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, and its telephone number is (617) 494-0400.

                            DESCRIPTION OF SECURITIES

         The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Amended Certificate of Incorporation.

COMMON STOCK

         The holders of Common Stock are entitled to cast one vote for each share held at all stockholders meetings for all purposes, including the election of directors, and to share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable. The shares of Common Stock issuable upon exercise of the Warrants will be, upon payment therefor, fully paid and nonassessable.

         No holder of Common Stock has a preemptive or preferential right to purchase or subscribe for any unissued or additional authorized stock or any securities of the Company convertible into shares of Common Stock. There are no conversion or redemption rights in the Common Stock.

         The Common Stock does not have cumulative voting rights. Accordingly, the holders of more than 50% of the Common Stock voting for the election of directors can elect all of the directors of the Company if they so choose. The By-laws of the Company require that a majority of the issued and outstanding shares of Common Stock be represented in person or by proxy to constitute a quorum and transact business at a stockholders meeting.

COMPANY WARRANTS

         The Warrants were issued pursuant to the Warrant Agreement, between the Company and State Street Bank and Trust Company, as warrant agent (the "Warrant Agent") and are evidenced by warrant certificates in registered form. The following discussion of the material terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

         Each Warrant entitles the holder to purchase at any time prior to May 20, 1999 one share of Common Stock at an exercise price equal to $8.40 per share, subject to certain adjustments. The Exercise Price and the number of shares of Common Stock underlying such Warrants are subject to adjustment for stock splits, stock dividends and similar events. Neither the Exercise Price nor the number of shares issuable upon exercise thereof will be adjusted if the Company offers additional shares of Common Stock or warrants at a price below the Exercise Price or the then prevailing market price of the Common Stock. The Warrants may be exercised in whole or in part. Unless exercised, the Warrants will automatically expire on May 20, 1999.

         In the event of any reclassification, capital reorganization or other similar change of outstanding Common Stock, any consolidation or merger involving the Company (other than a consolidation or merger which does not result in any reclassification, capital reorganization or other similar change in the outstanding Common Stock), or a sale, lease or conveyance to another corporation of the property of the Company as, or substantially as, an entirety, each Warrant will thereupon become exercisable only for the kind and number of shares of stock or other securities, assets or cash to which a holder of the number of shares of Common Stock issuable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon exercise of such Warrant would have been entitled upon such reclassification, reorganization, consolidation, merger or sale. In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the holder of a Warrant would thereafter be limited to exercising such Warrant at the Exercise Price in effect at such time for the amount of cash per share that a Warrant holder would have received had such holder exercised such Warrant and received Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received could be more or less than the Exercise Price.

         Each holder of a Warrant may exercise such Warrant by surrendering the certificate evidencing such Warrant, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the Exercise Price, to the Warrant Agent at its office maintained for that purpose. Such office will initially be the principal corporate office of the Warrant Agent at State Street Bank and Trust Company, 225 Franklin Street, Boston, MA 02110. The Exercise Price will be payable by certified check or money order payable in United States dollars to the order of the Company. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Certificates evidencing the Warrants may be exchanged for new certificates of different denominations by presenting the Warrant certificates at the office of the Warrant Agent.

         No fractional shares of Common Stock will be issued upon the exercise of the Warrants. In lieu of fractional shares of Common Stock, there will be paid to the holder of the Warrants at the time of such exercise an amount in cash equal to the same fraction of the current market value (as determined in the Warrant Agreement) of a share of Common Stock.

         The Company may redeem the Warrants at its option upon not less than 30 days' or more than 60 days' notice, at a price of $.05 per Warrant, provided the closing bid price of Common Stock has been at least 160% of the Exercise Price of the Warrants for 30 consecutive trading days ending within 15 days of the date of the notice of redemption. All of the Warrants must be redeemed if any are redeemed. In the event the Company exercises its right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price.

         The Warrant Agreement contains provisions permitting the Company and the Warrant Agent, without the consent of any Warrant holder, to supplement the Warrant Agreement in order to cure any ambiguity, to correct any provision contained therein which may be defective or inconsistent with any other provisions therein, or to make other provisions which the Company and the Warrant Agent may deem necessary or desirable and which do not adversely affect the interests of the Warrant holders.

         For the life of the Warrants, the Warrant holders have the opportunity to benefit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of Warrants at a time when the Exercise Price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of the Warrants may be adversely affected. The Warrant holders may be expected to exercise their Warrants at a time when the Company would, in all likelihood, be able to obtain needed capital by an offering of Common Stock on terms more favorable than those provided for by the Warrants.

         The holder of the Warrants will not have any of the rights or privileges of stockholders of the Company, including voting rights and rights to receive dividends, prior to exercise of the Warrants. The Company will reserve out of its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Warrants. The Common Stock issuable on exercise of the Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

         For a holder to exercise the Warrants, there must be a current registration statement in effect with the Commission and qualification with or approval from various state securities agencies with respect to the shares or other securities underlying the Warrants, or an opinion of counsel for the Company that there is an exemption from registration or qualification. As long as the Warrants remain outstanding and exercisable, the Company is required to use its best efforts to maintain an effective registration statement with respect to the shares issuable on exercise of the Warrants. There can be no assurance, however, that such registration statement can be kept current. If a registration statement covering such shares of Common Stock is not kept current for any reason, or the shares underlying the Warrants are not registered in the state in which a holder resides, the Warrants will not be exercisable and the value thereof will be impaired.

                                 USE OF PROCEEDS

         The Company intends to use the proceeds from the sale of the Shares upon exercise of the Warrants for its general corporate purposes, depending on the Company's needs as determined from time to time by the Company's Board of Directors.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby are issuable upon the exercise of the Warrants and the payment of the Exercise Price. The Exercise Price and the number of Shares issuable upon the exercise of each Warrant are subject to adjustment, as provided in the Warrant Agreement, upon certain events.

         In accordance with the provisions of the Warrant Agreement, upon the surrender of a Warrant certificate with the subscription form, as set forth in the Warrant Agreement, duly executed, along with payment of the Exercise Price to the Warrant Agent or its successor at its principal office which is presently at 225 Franklin Street, Boston, MA 02110, the Company will issue the applicable number of shares of Common Stock, registered in such name or names as may be directed by him or her, to the registered holder of such Warrant or Warrants.

                                    DILUTION

         The net tangible book value of the Common Stock of the Company as of September 30, 1996 (based on the unaudited financial statements incorporated herein by reference) was approximately $14.1 million or approximately $.74 per share. "Net tangible book value" per share of Common Stock represents the total tangible assets of the Company reduced by the total liabilities of the Company and divided by the number of shares of Common Stock outstanding. Upon exercise of all Warrants, after deducting estimated offering expenses and at the Exercise Price of $8.40 per Share, the pro forma net tangible book value of the Common Stock of the Company as of September 30, 1996 would have been approximately $32.0 million or approximately $1.51 per share. The increase in net tangible book value of $.77 per share would be due solely to the purchase of the Shares. Purchasers will immediately incur a dilution of $6.89 per share from the $8.40 price of the Shares purchased upon exercise of the Warrants. "Dilution" is determined by subtracting net tangible book value per share after the exercise of all Warrants from the Exercise Price. There is no guarantee that all of the Warrants will be exercised.

                                  LEGAL MATTERS

     The legality of the Shares was passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison. David T. Washburn, of counsel to Paul, Weiss, Rifkind, Wharton & Garrison, is the Secretary of the Company. As of the date hereof, certain partners of Paul, Weiss, Rifkind, Wharton & Garrison beneficially own an aggregate of 64,392 shares of Common Stock.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

=====================================================         =====================================================


No dealer, salesperson or any other person has been
authorized to give any information or to make any                         ARIAD Pharmaceuticals, Inc.
representations in connection with this offering
other than those contained in this Prospectus, and,
if given or made, such information or                                           2,125,225 Shares
representation must not be relied upon as having                                of Common Stock
been authorized.  This Prospectus does not                             Issuable Upon Exercise of Warrants
constitute an offer to sell or a solicitation of
any offer to buy by anyone in any jurisdiction in
which such offer to sell or solicitation is not
authorized, or in which the person making such
offer or solicitation is not qualified to do so, or
to any person to whom it is unlawful to make such
offer or solicitation.  Neither the delivery of
this Prospectus nor any sale made hereunder shall,
under any circumstances, create any implication
that there has been no change in the affairs of the
Company since the date as of which information is
furnished.

              =======================                                          ======================
                                                                                     PROSPECTUS
                                                                               ======================


             TABLE OF CONTENTS              Page

Incorporation of Certain Documents by
Reference ...............................     2

Available Information ...................     3

Risk Factors ............................     4

The Company .............................    13

Description of Securities ...............    13

Use of Proceeds .........................    15

Plan of Distribution ....................    15

Dilution ................................    15

Legal Matters ...........................    16
                                                                                   January , 1997
Experts .................................    16

=====================================================         =====================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The Registrant estimates that expenses in connection with the offering described in this Registration Statement will be as follows. All of the amounts are actual except that the legal fees and transfer agent and registrar fees include estimates in connection with the offering of the Shares. All amounts include amounts previously disclosed in the Form S-1, amended by this Form S-3, and include expenses in connection with the offering described in the Form S-1 of securities other than the Shares.


          ITEM                                                   AMOUNT
          ----                                                 ----------
    SEC registration fee                                       $   22,937
    NASD fee                                                        7,295
    Nasdaq application fee                                         50,150
    Legal fees and expenses                                       460,614
    Accounting fees and expenses                                  116,500
    Printing and engraving expenses                               187,471
    Blue Sky fees and expenses, including legal fees               25,000
    Transfer agent and registrar fees and expenses                 15,413
    Underwriter's nonaccountable expenses allowance               293,000
    Miscellaneous                                                  30,620
                                                               ----------
             Total ........................................    $1,209,000
                                                               ==========

 ITEM  15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

         The Certificate of Incorporation, as amended, and By-laws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. The By-laws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, its By-laws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

           As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation, as amended, provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     ITEM 16. EXHIBITS


     1.1         Form of Underwriting Agreement.(1)
     4.1         Form of ARIAD Pharmaceuticals, Inc. Common Stock Purchase
                 Warrant(2)
     4.2 Principal Stockholders' Agreement, dated as of January 5, 1992, among ARIAD Pharmaceuticals, Inc., David Blech, David Blech as Trustee of the Blech Family Trust, Mark S. Germain, Harvey J. Berger, Harvey J. Berger and Wendy S. Berger as Trustees of the Berger Family Trust, Avalon Ventures and Avalon Ventures IV.(2)
     4.3         Form of Warrant Agreement (with Form of Warrant).(1)
     4.4 Rights Agreement, dated as of December 15, 1994, between the Company and State Street Bank and Trust Company, which includes the Certificate of Designations in respect of the Series A Preferred Stock, as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, Right Certificates will not be mailed until after the Separation Date (as defined therein).(3)
     4.5 Amendment, dated as of April 24, 1995, to Rights Agreement, dated as of December 15, 1994, between ARIAD Pharmaceuticals, Inc. and State Street Bank and Trust Company.(4)
     4.6 Stock Purchase Agreement, dated as of April 24, 1995, between ARIAD Pharmaceuticals, Inc. and Biotech Target S.A.(5)
     5.1         Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.(1)
     23.1        Consent of Deloitte & Touche LLP(6)
     23.2 Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in their opinion filed as Exhibit 5.1)(1)
     24.1 Power of Attorney (included on the signature page of the Registration Statement)(1)

   -----------------------------------------------------

(1)    Previously filed

(2) Incorporated by reference to Registration Statement on Form 10 of the Company filed with the Securities and Exchange Commission on June 25, 1993.

(3) Incorporated by reference to Form 8-K of the Company filed with the Securities and Exchange Commission on December 21, 1994.

(4) Incorporated by reference to Form 8-K of the Company filed with the Securities and Exchange Commission on May 15, 1995.

(5) Incorporated by reference to Form 10-K of the Company for the fiscal year ended December 31, 1995 filed with the Securities and Exchange Commission on March 15, 1996.

(6)    Filed herewith

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
                   (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 29th of January, 1997.

                                         ARIAD PHARMACEUTICALS, INC.

                                         By: /s/ Jay R. LaMarche
                                             ----------------------------------
                                             Jay R. LaMarche
                                             Senior Vice President, Finance
                                             Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons and in the capacities indicated on the 29th of January, 1997.

             Signature                                    Title
             ---------                                    -----

           *                            Chairman of the Board of Directors,
  --------------------------------      President and Chief Executive Officer
  Harvey J. Berger, M.D.

           *                            Vice Chairman of the Board of Directors
  --------------------------------
  Edgar Haber, M.D.

   /s/ Jay R. LaMarche                  Senior Vice President, Finance, Chief
  --------------------------------      Financial Officer,  Treasurer and
  Jay R. LaMarche                       Director (Principal Financial and
                                        Accounting Officer)

           *                            Senior Vice President, Exploratory
  --------------------------------      Research, Scientific Director and
  Joan S. Brugge, Ph.D.                 Director

           *                            Director
  --------------------------------
  Vaughn D. Bryson

           *                            Director
  --------------------------------
  Philip Felig, M.D.

           *                            Director
  --------------------------------
  Frank J. Hoenemeyer

           *                            Director
  --------------------------------
  Peter T. Joseph

           *                            Director
  --------------------------------
  Joel S. Marcus

           *                            Director
  --------------------------------
  Sandford D. Smith

           *                            Director
  --------------------------------
  Raymond S. Troubh

* By:  /s/ Jay R. LaMarche
      ----------------------------
      Jay R. LaMarche
      Attorney-in-fact

                                   EXHIBIT INDEX


     1.1         Form of Underwriting Agreement.(1)
     4.1         Form of ARIAD Pharmaceuticals, Inc. Common Stock Purchase
                 Warrant(2)
     4.2 Principal Stockholders' Agreement, dated as of January 5, 1992, among ARIAD Pharmaceuticals, Inc., David Blech, David Blech as Trustee of the Blech Family Trust, Mark S. Germain, Harvey J. Berger, Harvey J. Berger and Wendy S. Berger as Trustees of the Berger Family Trust, Avalon Ventures and Avalon Ventures IV.(2)
     4.3         Form of Warrant Agreement (with Form of Warrant).(1)
     4.4 Rights Agreement, dated as of December 15, 1994, between the Company and State Street Bank and Trust Company, which includes the Certificate of Designations in respect of the Series A Preferred Stock, as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, Right Certificates will not be mailed until after the Separation Date (as defined therein).(3)
     4.5 Amendment, dated as of April 24, 1995, to Rights Agreement, dated as of December 15, 1994, between ARIAD Pharmaceuticals, Inc. and State Street Bank and Trust Company.(4)
     4.6 Stock Purchase Agreement, dated as of April 24, 1995, between ARIAD Pharmaceuticals, Inc. and Biotech Target S.A.(5)
     5.1         Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.(1)
     23.1        Consent of Deloitte & Touche LLP(6)
     23.2 Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in their opinion filed as Exhibit 5.1)(1)
     24.1 Power of Attorney (included on the signature page of the Registration Statement)(1)

   -----------------------------------------------------

(1)    Previously filed

(2) Incorporated by reference to Registration Statement on Form 10 of the Company filed with the Securities and Exchange Commission on June 25, 1993.

(3) Incorporated by reference to Form 8-K of the Company filed with the Securities and Exchange Commission on December 21, 1994.

(4) Incorporated by reference to Form 8-K of the Company filed with the Securities and Exchange Commission on May 15, 1995.

(5) Incorporated by reference to Form 10-K of the Company for the fiscal year ended December 31, 1995 filed with the Securities and Exchange Commission on March 15, 1996.

(6)    Filed herewith